Ex 99.1
Seer Appoints Meeta Gulyani to its Board of Directors

Redwood City, Calif., Nov. 29, 2021 — Seer, Inc., (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today announced it has appointed Meeta Gulyani to serve on its Board of Directors. Ms. Gulyani is currently Executive Vice President, Head of Strategy, Business Development and Transformation for the Life Science business of Merck KGaA, Darmstadt, Germany, a global science and technology company, which operates as MilliporeSigma in the U.S. and Canada.

“Meeta is a seasoned life sciences and pharma leader with global experience across markets, including Asia, an important market for Seer, and we are really pleased to welcome Meeta to our Board,” said Omid Farokhzad, M.D., Chair, Chief Executive Officer and Founder of Seer. “Meeta’s experience, expertise and passion for innovation in healthcare will be an asset to the Seer Board and accelerating our mission of opening up a new gateway to the proteome.”

“I am honored to join the Seer Board and excited to contribute to the company’s mission,” said Ms. Gulyani. “Seer is redefining what’s possible in proteomics, creating a path to drive new insights and revolutionize our understanding of biology – it truly is the next frontier in human health. I look forward to partnering with the Seer team to accelerate this incredible transformation."

In her current role as Head of Strategy, Business Development and Transformation for the Life Science business of Merck KGaA, Darmstadt, Germany, Meeta leads the development of the Life Science sector strategy and searches out and delivers deals of value to enable the achievement of its growth ambition. Meeta was previously Executive Vice President and Head of Strategy and Global Franchises for the Biopharma business of Merck KGaA, Darmstadt, Germany. Prior to that, she served as General Manager for Roche South Asia, and Vice President, Head of Global Portfolio Management at Roche. Prior to Roche, Meeta held several marketing and sales leadership positions within Sanofi. She also served as a strategy consultant with the Monitor Consulting Group based in Hong Kong and the United States. Meeta holds a M.B.A. from the Asian Institute of Management, Philippines, accompanied by an exchange program at the Wharton School of the University of
Pennsylvania. She earned a bachelor’s degree in economics from the Shri Ram College of Commerce at Delhi University in India.

About Seer Inc.
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer is commercializing its Proteograph™ Product Suite, an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Investor Contact
Carrie Mendivil
investor@seer.bio

Media Contact
Karen Possemato
pr@seer.bio